Exhibit 99.1

Vericel Corporation
64 Sidney Street
Cambridge, MA 02139
T 617 588-5555 F 617 588-5554
www.vcel.com

Vericel Reports First Quarter 2024 Financial Results and Raises Full-Year 2024 Financial Guidance
Total Revenue Increased 25% to $51.3 Million
Record First Quarter MACI Revenue of $40.2 Million and Burn Care Revenue Growth of 63%
Adjusted EBITDA Growth of 325%
Full-Year 2024 Revenue Guidance Raised to $238-$242 Million
Conference Call Today at 8:30am Eastern Time
CAMBRIDGE, Mass., May 8, 2024 (GLOBE NEWSWIRE) — Vericel Corporation (NASDAQ:VCEL), a leader in advanced therapies for the sports medicine and severe burn care markets, today reported financial results and business highlights for the first quarter ended March 31, 2024.

First Quarter 2024 Financial Highlights
•Total net revenue increased 25% to $51.3 million
•MACI® net revenue growth of 18% to $40.2 million
•Burn Care net revenue growth of 63% to $11.1 million, consisting of $10.7 million of Epicel® revenue and $0.4 million of NexoBrid® revenue
•Gross margin of 69%
•Net loss of $3.9 million, or $0.08 per diluted share
•Non-GAAP adjusted EBITDA increased 325% to $7.2 million, representing adjusted EBITDA margin of 14%
•Operating cash flow of $7.2 million
•As of March 31, 2024, the Company had approximately $148 million in cash, restricted cash and investments, and no debt

Business Highlights and Updates
•Record first quarter total revenue and MACI revenue, and second highest Epicel quarterly revenue since launch
•Record first quarter gross margin increased more than 400 basis points and adjusted EBITDA margin expanded approximately 1,000 basis points versus prior year
•Second highest number of MACI biopsies and surgeons taking biopsies in a quarter since launch

Exhibit 99.1
•NexoBrid launch progressing with more than 60 Pharmacy and Therapeutics (P&T) committee submissions, approximately 40 burn centers obtaining approval and more than 30 centers placing initial orders

“The Company had a very strong start to the year, delivering top-tier revenue growth with significant margin expansion and profitability growth,” said Nick Colangelo, President and CEO of Vericel. “Based on the strength of our core portfolio and the contributions from new product launches, we believe that the Company is very well-positioned for continued high revenue and profit growth in 2024 and beyond.”

2024 Financial Guidance
•Total net revenue for 2024 now expected to be in the range of $238 to $242 million, compared to the previous guidance of $237 to $241 million
•Maintaining profitability guidance of gross margin of approximately 70% and adjusted EBITDA margin of approximately 20%

First Quarter 2024 Results
Total net revenue for the quarter ended March 31, 2024 increased 25% to $51.3 million, compared to $41.0 million in the first quarter of 2023. Total net product revenue for the quarter included $40.2 million of MACI (autologous cultured chondrocytes on porcine collagen membrane) net revenue, $10.7 million of Epicel (cultured epidermal autografts) net revenue, and $0.4 million of NexoBrid (anacaulase-bcdb) net revenue, compared to $34.2 million of MACI net revenue and $6.8 million of Epicel net revenue, respectively, in the first quarter of 2023.

Gross profit for the quarter ended March 31, 2024 was $35.4 million, or 69% of net revenue, compared to $26.5 million, or 65% of net revenue, for the first quarter of 2023.

Total operating expenses for the quarter ended March 31, 2024 were $40.8 million, compared to $34.7 million for the same period in 2023. The increase in operating expenses was primarily due to development activities for MACI arthroscopic instruments, increased headcount and related employee expenses and lease expense associated with the Company’s new facility that is under construction.

Net loss for the quarter ended March 31, 2024 was $3.9 million, or $0.08 per diluted share, compared to $7.5 million, or $0.16 per diluted share, for the first quarter of 2023.

Non-GAAP adjusted EBITDA for the quarter ended March 31, 2024 was $7.2 million, or 14% of net revenue, compared to $1.7 million, or 4% of net revenue, for the first quarter of 2023. A table reconciling non-GAAP measures is included in this press release for reference.

As of March 31, 2024, the Company had approximately $148 million in cash, restricted cash and investments, and no debt.

Exhibit 99.1
Conference Call Information
Today’s conference call will be available live at 8:30 a.m. Eastern Time and can be accessed through the Investor Relations section of the Vericel website at http://investors.vcel.com/events-presentations. A slide presentation with highlights from today’s conference call will be available on the webcast and in the Investor Relations section of the Vericel website. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software, if necessary. To participate by telephone, please register here to receive dial-in details and your personal passcode. A replay of the webcast will be available on the Vericel website until May 8, 2025.

About Vericel Corporation
Vericel is a leading provider of advanced therapies for the sports medicine and severe burn care markets. The Company combines innovations in biology with medical technologies, resulting in a highly differentiated portfolio of innovative cell therapies and specialty biologics that repair injuries and restore lives. Vericel markets three products in the United States. MACI (autologous cultured chondrocytes on porcine collagen membrane) is an autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults. Epicel (cultured epidermal autografts) is a permanent skin replacement for the treatment of patients with deep dermal or full thickness burns greater than or equal to 30% of total body surface area. Vericel also holds an exclusive license for North American rights to NexoBrid (anacaulase-bcdb), a biological orphan product containing proteolytic enzymes, which is indicated for the removal of eschar in adults with deep partial-thickness and/or full-thickness burns. For more information, please visit www.vcel.com.

GAAP v. Non-GAAP Measures
Vericel’s reported earnings are prepared in accordance with generally accepted accounting principles in the United States, or GAAP, and represent earnings as reported to the Securities and Exchange Commission. Vericel has provided in this release certain financial information that has not been prepared in accordance with GAAP. Vericel’s management believes that the non-GAAP adjusted EBITDA described in this release, which includes adjustments for specific items that are generally not indicative of our core operations, provides additional information that is useful to investors in understanding Vericel’s underlying performance, business and performance trends, and helps facilitate period-to-period comparisons and comparisons of its financial measures with other companies in Vericel’s industry. However, the non-GAAP financial measures that Vericel uses may differ from measures that other companies may use. Non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

Epicel® and MACI® are registered trademarks of Vericel Corporation. NexoBrid® is a registered trademark of MediWound Ltd. and is used under license to Vericel Corporation. © 2024 Vericel Corporation. All rights reserved.

Exhibit 99.1
Forward-Looking Statements
Vericel cautions you that all statements other than statements of historical fact included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe that we have a reasonable basis for the forward-looking statements contained herein, they are based on current expectations about future events affecting us and are subject to risks, assumptions, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Our actual results may differ materially from those expressed or implied by the forward-looking statements in this press release. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “continues,” “believe,” “guidance,” “outlook,” “target,” “future,” “potential,” “goals” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions.

Among the factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, uncertainties associated with our expectations regarding future revenue, growth in revenue, market penetration for MACI, Epicel, and NexoBrid, growth in profit, gross margins and operating margins, the ability to continue to scale our manufacturing operations to meet the demand for our cell therapy products, including the timely completion of a new headquarters and manufacturing facility in Burlington, Massachusetts, the ability to achieve or sustain profitability, contributions to adjusted EBITDA, the expected target surgeon audience, potential fluctuations in sales and volumes and our results of operations over the course of the year, timing and conduct of clinical trial and product development activities, timing and likelihood of the FDA’s potential approval of the arthroscopic delivery of MACI to the knee or the use of MACI to treat cartilage defects in the ankle, the estimate of the commercial growth potential of our products and product candidates, competitive developments, changes in third-party coverage and reimbursement, physician and burn center adoption of NexoBrid, supply chain disruptions or other events or factors affecting MediWound’s ability to manufacture and supply sufficient quantities of NexoBrid to meet customer demand, including but not limited to the ongoing Israel-Hamas war, negative impacts on the global economy and capital markets resulting from the conflict in Ukraine and the Israel-Hamas war, adverse developments affecting financial institutions, companies in the financial services industry or the financial services industry generally, global geopolitical tensions or record inflation and potential future impacts on our business or the economy generally stemming from a resurgence of COVID-19 or another similar public health emergency.

These and other significant factors are discussed in greater detail in Vericel’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (SEC) on February 29, 2024, Vericel’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 8, 2024, and in other filings with the SEC. These forward-looking statements reflect our views as of the date hereof and Vericel does not assume and specifically disclaims any obligation to update any of these forward-looking

Exhibit 99.1
statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Investor Contact:
Eric Burns
ir@vcel.com
+1 (734) 418-4411

Media Contact:
Julie Downs
media@vcel.com

Exhibit 99.1

VERICEL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts - unaudited)

	Three Months Ended March 31,
	2024	2023
Product sales, net	$51,281	$41,017
Total revenue	51,281	41,017
Cost of product sales	15,927	14,497
Gross profit	35,354	26,520
Research and development	6,418	5,212
Selling, general and administrative	34,400	29,485
Total operating expenses	40,818	34,697
Loss from operations	(5,464)	(8,177)
Other income (expense):
Interest income	1,762	839
Interest expense	(153)	(145)
Other expense	(7)	(12)
Total other income	1,602	682
Net loss	$(3,862)	$(7,495)
Net loss per common share:
Basic and diluted	$(0.08)	$(0.16)
Weighted-average common shares outstanding:
Basic and diluted	48,141	47,387

Exhibit 99.1
VERICEL CORPORATION
RECONCILIATION OF REPORTED NET LOSS (GAAP)
TO ADJUSTED EBITDA (NON-GAAP MEASURE)
(in thousands - unaudited)

	Three Months Ended March 31,
	2024	2023
Net loss	$(3,862)	$(7,495)
Stock-based compensation expense	9,834	8,731
Depreciation and amortization	1,378	1,158
Net interest income	(1,609)	(694)
Pre-occupancy lease expense	1,477	—
Adjusted EBITDA (Non-GAAP)	$7,218	$1,700

Exhibit 99.1
VERICEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands - unaudited)

	March 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$62,938	$69,088
Restricted cash	7,804	17,778
Short-term investments	47,710	40,469
Accounts receivable (net of allowance for doubtful accounts of $87 and $43, respectively)	49,934	58,356
Inventory	13,557	13,087
Other current assets	7,775	6,853
Total current assets	189,718	205,631
Property and equipment, net	56,392	41,635
Intangible assets, net	6,719	6,875
Right-of-use assets	73,682	73,462
Long-term investments	29,433	25,283
Other long-term assets	717	771
Total assets	$356,661	$353,657
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,432	$22,347
Accrued expenses	11,026	17,215
Current portion of operating lease liabilities	6,012	6,187
Total current liabilities	36,470	45,749
Operating lease liabilities	86,141	81,856
Other long-term liabilities	154	100
Total liabilities	$122,765	$127,705
Total shareholders’ equity	233,896	225,952
Total liabilities and shareholders’ equity	$356,661	$353,657